                                    FORM S-8

                       SECURITIES AND EXCHANGE COMMISSION

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            SURFNET MEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               58-2504254
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               Identification No.)

     2801 South Fair Lane, Tempe, Arizona              85282-3162
   (Address of Principal Executive Offices)            (Zip Code)

                    SurfNet Media Group, Inc. 2004 Stock Plan
                            (Full title of the plan)

                             Robert Arkin, Chairman
                            SurfNet Media Group, Inc.
                              2801 South Fair Lane
                            Tempe, Arizona 85282-3162
                     (Name and address of agent for service)

                                 (602) 426-7200
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of securities    Amount to be     Proposed maximum offering    Proposed maximum aggregate        Amount of
  to be registered    registered (1)       price per share (3)           offering price (3)        registration fee
                                                                                                          (3)

Common stock,
$.0001 par value       2,000,000(2)               $0.60                   $1,200,000                    $152.04
per share

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance thereunder as the result of stock splits, stock dividends or similar adjustments.

(2) Represents the total number of shares currently reserved under the SurfNet
    Media Group, Inc. 2004 Stock Plan.

(3) Computed in accordance with Rule 457(c) and (h) under the Securities Act of
    1933, as amended by averaged the bid and asked prices with respect to the
    Common Stock as reported by the National Association of Securities Dealers'
    Over-the-Counter Bulletin Board on July 16, 2004.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, as filed by the Company with the Securities and
Exchange Commission, are incorporated by reference in this Registration
Statement and made as part hereof:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended
February 29, 2004, filed with the Commission on June 21, 2004.

        (b) The Company's Notification of Late Filing on Form 12b-25 with respect to the Company's Quarterly Report on Form 10Q-SB for the fiscal quarter ended
May 31, 2004.

        All reports and other documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act,
prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the common stock has been passed upon by Robert D. Arkin,
P.C., Atlanta, Georgia, counsel to the Company. Robert Arkin, a principal thereof, is an affiliate of the Company.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") authorizes, inter alia, a corporation to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney's fees) which he actually and reasonably incurred in connection therewith. Section
145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i)
stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii)
independent counsel if a quorum of disinterested directors so directs. Section
145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the
Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145.
The Company intends to purchase and maintain a directors' and officers'
liability policy for such purposes.

        The Certificate of Incorporation and Bylaws of the Company generally allow indemnification of officers and directors to the fullest extent allowed by law.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Exhibits

4.1   SurfNet Media Group, Inc. 2004 Stock Plan (incorporated by reference to
      Exhibit 10.28 to the Company's Annual Report on Form 10-KSB/A for the
      fiscal year ended February 29, 2004, filed with the commission on June 21,
      2004)
5.1   Opinion of Robert D. Arkin, P.C., regarding the legality of the securities being registered by the Company.
23.1  Consent of Robert D. Arkin, P.C. (included in Exhibit 5.1 hereof)
23.2  Consent of Epstein, Weber & Conover, P.L.C.
24.1  Power of Attorney (included as part of the signature page of this
      Registration Statement).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, (ii) to
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the
Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement), and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change in such information in the Registration
Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. That, for the purposes of determining any liability under the Securities
Act of 1933, each filing of the Registrant's annual report pursuant to Section
13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this 19th day of July,
2004.

                                                SURFNET MEDIA GROUP, INC.

                                                By: /s/ Robert Arkin
                                                Robert Arkin
                                                Chairman

                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Arkin his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration
Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue

        Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   Signature                        Title                  Date

/s/ Robert Arkin               Chairman, Director          July 19, 2004
    Robert Arkin

/s/ Hubert Glover                  Director                July 19, 2004
    Hubert Glover

/s/ Richard Keppler                Director                July 19, 2004
    Richard Keppler

                                  EXHIBIT INDEX

Exhibits

4.1  SurfNet Media Group, Inc. 2004 Stock Plan (incorporated by reference to
     Exhibit 10.28 to the Company's Annual Report on Form 10-KSB/A for the
     fiscal year ended February 29, 2004, filed with the commission on June 21,
     2004)

5.1  Opinion of Robert D. Arkin, P.C. regarding the legality of the securities being registered by the Registrant.

23.1 Consent of Robert D. Arkin, P.C. (included in Exhibit 5.1 hereof)

23.2 Consent of Epstein, Weber & Conover, P.L.C.

24.1 Power of Attorney (included as part of the signature page of this
     Registration Statement)